Exhibit 5.1

Sugar, Friedberg & Felsenthal LLP

30 N. LaSalle, Suite 3000

Chicago, IL 60602

April 26, 2007

CECO Environmental Corp.

3120 Forrer Street

Cincinnati, OH 45209

RE:	Registration Statement on Forms S-3

Ladies and Gentlemen:

We have acted as counsel to CECO Environmental Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3, Registration No. 333-142052, as amended (the “Registration Statement”), initially filed on April 11, 2007 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale of up to 3,850,391 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), of which (i) 1,000,000 Shares are to be issued and sold by the Company, (ii) 2,348,166 Shares are to be sold by certain stockholders of the Company (the “Selling Stockholders”), and (iii) 502,225 Shares are subject to an over-allotment option granted by the Company to the underwriters. The Shares are to be purchased by the underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement by and among the Company, the Selling Stockholders and Oppenheimer & Co. Inc., on its own behalf and as representative of the underwriters (the “Underwriting Agreement”), the form of which is filed as an exhibit to the Registration Statement. Of the 2,348,166 Shares being sold by the Selling Stockholders, 1,749,500 Shares (the “Warrant Shares”) are issuable upon exercise of warrants.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the original of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualifications set forth below (a) after the Commission shall have entered an appropriate order declaring effective the above-referenced Registration Statement, as amended and (b) after and assuming the exercise of warrants for the Warrant Shares, payment of the exercise price for the Warrant Shares in full in good funds, and the issuance of the Warrant Shares by the Company in accordance with the terms of the respective warrant agreements of the Selling Stockholders, it is our opinion that:

1. The Shares being registered for sale by the Company have been duly authorized by all necessary corporate action of the Company, and when issued and delivered against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Shares being registered for sale by the Selling Stockholders have been duly authorized by all necessary corporate action of the Company, and when sold in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We have acted as special counsel to the Company in connection with the issuance of this opinion and related matters and our engagement has been limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SUGAR, FRIEDBERG & FELSENTHAL LLP

SUGAR, FRIEDBERG & FELSENTHAL LLP